Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Park Sterling Corporation

We consent to the incorporation by reference in the registration statements (Nos. 333-172016, 333-184968 and 333-196173) on Form S-8 of Park Sterling Corporation of our reports dated March 6, 2015 with respect to the consolidated financial statements of Park Sterling Corporation, and the effectiveness of internal control over financial reporting, which reports appear in the December 31, 2014 Annual Report on Form 10-K of Park Sterling Corporation.

/s/ DIXON HUGHES GOODMAN LLP

Charlotte, North Carolina

March 6, 2015